Exhibit 4.89

CONVERSION AGREEMENT

        This Conversion Agreement (this “Agreement”) is made and entered into effective as of September  25 2008 by and between TOWER SEMICONDUCTOR LTD. (the “Company” or “Tower”), a company organized under the laws of the State of Israel and ISRAEL CORPORATION LTD., a corporation organized under the laws of the State of Israel ( “TIC”).

        WHEREAS, Tower is an independent manufacturer of wafers whose Ordinary Shares are traded on the Nasdaq Stock Market (“NASDAQ”) under the symbol TSEM and whose Ordinary Shares and certain other securities are traded on the Tel-Aviv Stock Exchange (“TASE”) under the symbol TSEM;

        WHEREAS, Bank Leumi Le-Israel B.M. and Bank Hapoalim B.M. (collectively, the “Banks”) and Tower are parties to a Facility Agreement dated January 18, 2001, as amended and restated on August 24, 2006 and as further amended by Amendment No. 1 thereto dated September 10, 2007 (the “Facility Agreement”);

        WHEREAS, TIC and Tower are parties to an Equipment Loan Facility dated September 10, 2007 (the “Equipment Facility”);

        WHEREAS, TIC holds convertible debentures series B of the Company convertible into an amount of 18,181,823 Company ordinary shares (the “CD B’s”); and

        WHEREAS, at the request of Tower, the Banks and Tower have entered into an Amending Agreement dated September 25, 2008 (the “Amending Agreement”);

        WHEREAS, in connection with this Agreement and the Amending Agreement, Tower and TIC have entered on the date hereof into (i) an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), and (ii) a Securities Purchase Agreement (the “Securities Purchase Agreement”) ; and

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.     Preamble.

1.1.     Preamble. The preamble to this Agreement constitutes an integral part thereof.

2.     Conversion of Equipment Facility, CD B’s and Issue of Capital Note on the Amendment Closing Date.

        The Company hereby:

2.1.     issues to TIC, and TIC hereby receives from the Company, in conversion of US $30,000,000 (thirty million US dollars) owed pursuant to the Equipment Facility, a convertible capital note in the principal amount of US $30,000,000 (thirty million US dollars) in the form attached as Exhibit 1 hereto. For the avoidance of doubt (i) as of the date of the effectiveness of the Amending Agreement (the “Amendment Closing Date”), the principal amount under the Equipment Facility outstanding and owed by Tower to TIC shall be zero, (ii) there shall be no further amounts (principal or interest) payable by the Company under the Equipment Facility and the Equipment Facility shall be terminated as at the Amendment Closing Date, and (iii) the amount of Company ordinary shares into which the capital note TIC receives pursuant to this Section 2.1 is calculated on the basis of $1.42 per share, representing two times the average closing price of the ordinary shares of the Company on the NASDAQ for the last ten trading days prior to August 7, 2008;

2.2.     issues to TIC, and TIC hereby receives from the Company, in exchange for delivery to the Company of US $20,000,000 (twenty million US dollars) of CD B’s (comprising (i) such part of the principal of the CD B’s that together with the accrued interest thereon as of the date of the Amendment Closing Date aggregates $20 million and (ii) such accrued interest) an executed convertible capital note (and together with the capital note given to TIC pursuant to Section 2.1 above, the “Capital Notes”) in the principal amount of US $20,000,000 (twenty million US dollars) in the form attached as Exhibit 2 hereto. For the avoidance of doubt (i) following the Amendment Closing Date, TIC will remain the holder of $2,817,609 of convertible debentures series B of the Company convertible into an amount of 2,561,467 Company ordinary shares, such remaining CD B’s will bear interest of 5% to be accrued from the Amendment Closing Date payable in accordance with the CD B’s terms, and TIC will no longer hold or have the rights and obligations of a holder of the CD B’s delivered to the Company pursuant to this Section 2.2, (ii) there shall be no further amounts (principal or interest) payable by the Company under CD B’s save for unconverted remaining principal of $2,817,609 and interest thereon incurred after the Amendment Closing Date, and (iii) the amount of Company ordinary shares into which the capital note TIC receives pursuant to this Section 2.2 is calculated on the basis of $1.42 per share, representing two times the average closing price of the ordinary shares of the Company on the NASDAQ for the last ten trading days prior to August 7, 2008;

2.3.     furnishes to TIC a copy of the approval of the TASE for listing the 35,211,271 (thirty-five, two hundred and eleven thousand, two hundred and seventy-one) shares issuable upon conversion of said Capital Notes; and

2.4.     confirms that the Company has recorded such issuance of the Capital Notes in the name of TIC on the records of the Company.

3.     Representations and Warranties of the Company.

        The Company hereby represents and warrants to TIC on the Amendment Closing Date as follows:

3.1.     Organization. The Company is duly organized and validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and to perform all its obligations under this Agreement.

3.2.     Share Capital. All issued and outstanding share capital of the Company has been duly authorized and is validly issued. The shares to be issued upon conversion of any Capital Note issued pursuant to this Agreement (the “Conversion Shares”) are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of such Capital Note will be validly issued, fully paid, nonassessable and not subject to any pledge, lien or restriction on transfer, except for restrictions on transfer imposed by applicable securities laws. The entering into and performance of this Agreement and the issuance of any shares, or Capital Notes hereunder do not, and the issuance of any Conversion Shares will not, conflict with the Memorandum of Association or the Articles of Association of the Company nor with any outstanding convertible security, warrant, option, call, preemptive right or commitment of any type relating to the Company’s capital stock (collectively, “Equity Rights”). The entering into and performance of this Agreement, the issuance of any shares or Capital Notes hereunder and the issuance of the Conversion Shares do not require, or give any holder of Equity Rights the right to have made, any adjustments to be made in the conversion or exercise price, the number of shares issuable upon conversion or exercise or any other provision of the aforegoing Equity Rights.

3.3.     Authorization; Approvals. All corporate action on the part of the Company necessary for the execution, delivery and performance of this Agreement and the issuance of any shares, Capital Notes, and Conversion Shares has been taken. Except as set forth in Schedule 3.3 hereto, save for any consents, approvals, authorisations or exemptions already obtained, and filings already made, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority, including any approval of, or filings with, the Israeli Securities Authority (the “ISA”), the TASE or any third party is required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the issuance by way of private placement pursuant to this Agreement of any Capital Notes, or shares. This Agreement and all Capital Notes issued hereunder on the date which this representation is given have been executed and delivered by the Company, and each constitutes the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to creditor’s rights generally and general principles of equity.

3.4.     Cross-Default. No Default or Event of Default exists under the Facility Agreement.

3.5.     No Conflicts. Neither the execution and delivery of this Agreement by Tower, nor the compliance with the terms and provisions of this Agreement on the part of Tower, including the issuance of shares, Capital Notes, or Conversion Shares, will: (i) violate any statute or regulation of any governmental authority, domestic or foreign, affecting Tower; (ii) require the issuance of any authorization, license, consent or approval of any governmental agency, or any other person which has not been obtained, save as set forth in Schedule 3.5 hereto; or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, loan agreement or other material agreement or instrument to which Tower is a party, or by which Tower is bound, or constitute a default thereunder, the effect of which might have a material adverse effect on Tower.

3.6.     No Litigation. There are no actions, suits, proceedings, or injunctive orders, pending or threatened against or affecting Tower relating to the subject matter of this Agreement.

3.7.     No Brokers. Tower has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder’s fee in connection with such transactions.

3.8.     The Company acknowledges that TIC is acquiring the Capital Notes on the Amendment Closing Date in full reliance upon the representations and warranties made by the Company in this Agreement.

4.     Representations and Warranties of TIC.

        TIC hereby represents and warrants to the Company that it:

4.1.     is acquiring the securities issued and to be issued to TIC pursuant to this Agreement for investment and not with a view to distribution without registration under the U.S. Securities Act of 1933 (the “Securities Act”);

4.2.     has requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company and is an accredited investor as defined in Rule 501(a) under the Securities Act;

4.3.     understands that none of the Capital Notes issued and to be issued under this Agreement have been, or will be, registered under the Securities Act, or the laws of any jurisdiction;

4.4.     agrees that none of the securities issued and to be issued to TIC pursuant to this Agreement may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except by registration under the Securities Act or otherwise in compliance with the Securities Act, the Israeli Securities Law or any applicable securities laws of any jurisdiction (including pursuant to an exemption therefrom); and

4.5.     acknowledges that the securities, upon issuance, will, unless in the reasonable opinion of counsel for the Company such legend is not required in order to ensure compliance under the Securities Act, bear the following legend:

        THESE SECURITIES [(INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO)]1 HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE OR OTHER JURISDICTION’S SECURITIES LAWS. THESE SECURITIES (INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO) MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) WITH RESPECT TO ANY SUCH SECURITIES OR AN OPINION OF COUNSEL (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT OR ON THE TEL-AVIV STOCK EXCHANGE IN COMPLIANCE WITH REGULATION S UNDER THE ACT.

        For the avoidance of doubt, nothing in this Section 4 shall derogate from the Company’s obligations under the Registration Rights Agreement.

5.     Undertakings by the Company.

5.1.     The Company shall fulfil all of its obligations under this Agreement, the Amended and Restated Registration Rights Agreement, the Capital Notes and the Securities Purchase Agreement, including the Capital Notes issued pursuant hereto and the under any registration rights agreement .

5.2.     In the event that the adjustment provisions of any Capital Notes issued pursuant hereto result in additional Conversion Shares to be issued upon conversion of the Capital Notes, the Company shall promptly furnish TIC with a copy of the approval of the TASE for listing such additional Conversion Shares (if the Company’s shares are then traded on the TASE).

5.3.     To the extent that ordinary shares (or other shares of capital stock substituted therefor) of the Company are listed on one or more securities exchanges, including the NASDAQ and the TASE, the Company shall maintain, at its expense, the listing of the shares of the Company issued pursuant to this Agreement (including upon conversion of Capital Notes issued pursuant to this Agreement) on such exchanges or, in the event such shares of the Company are listed on only one securities exchange, such exchange. Nothing in this Section 5.4 shall constitute an obligation of the Company to list or maintain the listing of its ordinary shares (or other shares of capital stock substituted therefor) on any securities exchanges, including the NASDAQ and the TASE.

1 Following the effective date of any registration statement covering the Conversion Shares or any of them, if applicable, bracketed language to be removed from future Capital Notes relating to such Conversion Shares and, at the request of the holder, a substitute Capital Note or Notes omitting the bracketed language will promptly be delivered to the holder.

5.4.     The Company undertakes not to issue Shares or Securities (as defined in the Securities Law, 1968) of the Company, save on market terms and conditions.

6.     Conditions Precedent.

        This Agreement and the issuance and allotment of the shares of the Company, or the issuance of Capital Notes, pursuant to and in accordance with this Agreement, to TIC or its nominee (which shall be a Subsidiary of TIC) shall be subject to closing of the Amending Agreement and the satisfaction or waiver of all the conditions precedent thereto. For the purposes of this Agreement, “Subsidiary” of any person means any company which directly or indirectly is controlled by such person; “control” shall in this Section 6 bear the meaning assigned to such term in Section 1 of the Securities Law, 1968.

7.     Miscellaneous.

7.1.     Governing Law; Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with Israeli law and the courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction to hear any matters, provided that TIC and any other Subsidiary of TIC party to this Agreement shall be entitled to sue Tower in any jurisdiction in which it has an office or holds assets.

7.2.     Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, provided that TIC may assign this Agreement, in whole or in part, to any Subsidiary of TIC or add a Subsidiary of TIC as an additional party hereto, Nothing in this Agreement shall be deemed to restrict the (a) transferability of the shares, and Capital Notes to be issued pursuant to this Agreement or the Conversion Shares, in each case, in whole or in part at any time and from time to time, except for restrictions on transfer imposed by applicable securities laws or (b) the assignability of the registration rights in accordance with the Registration Rights Agreement .

7.3.     Expenses. The Company shall bear the expenses and costs of all the parties to the transactions contemplated hereby (except for the fees and expenses of counsel to TIC which shall be borne by TIC).

7.4.     Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties to this Agreement.

7.5.     Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

If to Israel Corporation:	Israel Corporation Ltd.
23 Arania St.
Millennium Tower
Tel-Aviv
Facsimile: 03-684-4574
Attention: Avisar Paz, CFO

with a copy to:	Gornitzky &Co.
45 Rothschild Blvd.
Tel-Aviv, 65784
Facsimile: 03-560-6555
Attention: Zvi Ephrat, Adv.

If to the Company:	Tower Semiconductor Ltd.
Ramat Gavriel Industrial Area
P.O. Box 619
Migdal Haemek
Israel 23105
Fax. 972-4-6047242
Attn: Oren Shirazi, Acting CFO
with a copy to
(which shall not
constitute notice):	Yigal Arnon & Co.
1 Azrieli Center
46th Floor
Tel-Aviv, Israel, 67021
Fax: 972-3-6087714
Attn: David Schapiro, Adv.

        or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 7.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, one (1) business day following transmission and electronic confirmation of receipt.

7.6.     Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Unless provided otherwise herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

7.7.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8.     Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.9.     Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

7.10.     Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

[Signature Page to Israel Corporation Ltd. Conversion Agreement]

        IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the date first hereinabove set forth.

TOWER SEMICONDUCTOR LTD.	ISRAEL CORPORATION LTD

By:	________________________	By:	________________________

Name:	________________________	Name:	________________________

Title:	________________________	Title:	________________________

Schedules to Conversion Agreement

Schedule 3.3

Schedule 3.5